UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 2, 2009

IRONWOOD GOLD CORP.
 (Exact Name of Registrant as Specified in Charter)

Nevada	000-53267	74-3207792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7047 E. Greenway Parkway #250 Scottsdale, AZ	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 480-993-1903

Former name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2009, Ironwood Gold Corp. (the “Company”) entered into a material definitive agreement (the “Acquisition Agreement”) with Kingsmere Mining Ltd. (“KML”) and Ironwood Mining Corp. (“IMC”) whereby the Company will acquire an undivided 100% right, title and interest in and to certain mineral claims known as the Cobalt Canyon Gold Project, in the Chief District, located in Lincoln County, Nevada (the “Property”).  The Company agreed to issue an aggregate of 17,000,000 shares of common stock of the Company and an aggregate cash sum of $575,000 in consideration for the assignment of all right, title and interest in the Property.

Previously, Gold Canyon Partners LLP (“GC”) and KML entered into an option agreement (the “Option Agreement”) dated January 31, 2009 wherein KML acquired an exclusive option to acquire the Property from GC.   KML assigned all of KML’s interest in the Property to IMC in an agreement (the “Assignment Agreement”) dated April 15, 2009.  The Company will obtain all right, title and interest from KML and IMC pursuant to the terms of the Acquisition Agreement, subject to certain of the terms and conditions of the Option Agreement and the Assignment Agreement, including the obligation to make all required royalty payments to GC and all required property expenditures set forth in the Option Agreement.

The closing of the transactions contemplated by the Acquisition Agreement are subject to the satisfaction of customary conditions.  The Acquisition Agreement also remains subject to ratification by Gold Canyon.  If such ratification does not occur by December 1, 2009, then the Acquisition Agreement shall be automatically terminated, and all sums paid by the Company shall be refunded, and any and all documents provided by a party shall be returned to that party, terminating all obligations under the Acquisition Agreement.

The description of the Acquisition Agreement in this report is intended to summarize the terms of the Acquisition Agreement and does not purport to be a complete discussion of such terms.  Investors should review the Acquisition Agreement in its entirety incorporated herein as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description
10.1	Acquisition Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONWOOD GOLD CORP.

Date: November 2, 2009	By:	/s/ Robert J. Reukl
Robert J. Reukl
President and Director